Exhibit 99.1

Media Contact:	Analyst Contact:
Eric Boomhower	Bryant Potter
(800) 562-9308	(803) 217-6916

SCANA Reports Financial Results for First Quarter 2018

Cayce, S.C., April 26, 2018... SCANA Corporation (NYSE: SCG) today announced earnings for the first quarter of 2018 of $169 million, or $1.18 per share, compared to earnings of $171 million, or $1.19 per share, for the first quarter of 2017. The decrease in earnings is primarily attributable to higher legal costs and financial advisory fees, as well as the impact of tax reform at the holding company, partially offset by higher gas revenues at its subsidiaries in North Carolina and South Carolina and a net 20 cents per share favorable variance in electric revenues due to the quarter over quarter impact of abnormal weather. During the quarter, electric and gas revenues in the regulated businesses were reduced to reflect estimated amounts to be refunded to customers as a result of the change in the Federal tax rate.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, reported first quarter 2018 earnings of $128 million, or 89 cents per share, compared to earnings of $112 million, or 78 cents per share for the first quarter of 2017. Abnormally mild winter weather decreased electric revenues by 4 cents per share in the first quarter of 2018, compared to a decrease of 24 cents per share in the first quarter of 2017. Other than the 20 cents per share increase from weather, this increase is primarily attributable to higher gas margins partially offset by lower AFUDC, as well as higher depreciation, and other taxes. Additionally, SCE&G settled interest rate swaps during the first quarter of 2018 and used the associated gains to offset fuel cost recovery. This resulted in a decrease in electric revenue offset by an equivalent increase in other income. SCE&G also recognized an impairment loss of approximately $4 million to further reduce the carrying value of nuclear fuel acquired for use in VC Summer Units 2 and 3 to its estimated fair value. As of March 31, 2018, SCE&G was serving approximately 723,000 electric customers and 371,000 natural gas customers, up 1.4 and 2.9 percent, respectively, over 2017.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported earnings in the first quarter of 2018 of $49 million, or 34 cents per share, compared to $43 million, or 30 cents per share for the first quarter of 2017. This increase is primarily attributable to higher gas revenues arising from customer growth and an integrity management tracker, partially offset by increases in depreciation and interest expense. At March 31, 2018, PSNC Energy was serving approximately 566,000 customers, an increase of 2.6 percent over the previous year.

SCANA Energy Marketing

SCANA Energy Marketing, which markets natural gas in deregulated energy markets, including Georgia where the Company does business as SCANA Energy, reported earnings in the first quarter of 2018 of $17 million, or 12 cents per share, compared to $15 million, or 11 cents per share, in first quarter of 2017. This increase is primarily due to lower income taxes due to Federal tax reform, partially offset by the higher cost of gas during the colder than normal weather in January of 2018.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include the holding company, reported a loss of $25 million, or 17 cents per share in the first quarter of 2018, compared to near break-even results for the same quarter of 2017. This increased loss is primarily due to the anticipated loss of certain tax deductions as a result of Federal tax reform, as well as higher legal and financial advisory expenses.

DIVIDENDS

A decision regarding the Company’s regular quarterly dividend for the quarter ending June 30, 2018 will be made by SCANA’s Board of Directors closer to the record date. Dividends declared would be payable July 1, 2018 to shareholders of record on June 11, 2018. As previously noticed, the payment of dividends will be evaluated quarterly by SCANA’s Board of Directors.

EARNINGS OUTLOOK / CONFERENCE CALL

Consistent with the fourth quarter of 2017, SCANA will not be providing 2018 or long-term earnings guidance or hosting a conference call due to the pending combination with Dominion Energy. In lieu of hosting a conference call, earnings presentation materials will be made available at the Company’s website at www.scana.com.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 723,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning the proposed merger with Dominion Energy, recovery of Nuclear Project abandonment costs, key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated capital and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “targets,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements due to the information being of a preliminary nature and subject to further and/or continuing review and adjustment. Other important factors that could cause such material differences include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the failure by SCANA to consummate the proposed merger with Dominion Energy; (2) the ability of SCE&G to recover through rates the costs expended on Unit 2 and Unit 3, and a reasonable return on those costs, under the abandonment provisions of the BLRA or through other means; (3) uncertainties relating to the bankruptcy filing by WEC and WECTEC; (4) further changes in tax laws and realization of tax benefits and credits, and the ability or inability to realize credits and deductions, particularly in light of the abandonment of Unit 2 and Unit 3; (5) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations including any imposition of fees or taxes on carbon emitting generating facilities, the BLRA, and any actions affecting the abandonment of Unit 2 and Unit 3; (6) current and future litigation, including particularly litigation or government investigations or actions involving or arising from the construction or abandonment of Unit 2 and Unit 3 or arising from the proposed merger with Dominion Energy; (7) the impact of any decision by the Company to pay quarterly dividends to its shareholders or the reduction, suspension or elimination of the amount thereof; (8) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the cost of and access to capital and sources of liquidity of SCANA and its subsidiaries (the Company); (9) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (10) the results of efforts to ensure the physical and cyber security of key assets and processes; (11) changes in the economy, especially in areas served by subsidiaries of SCANA; (12) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (13) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (14) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (15) growth opportunities for SCANA’s regulated and other subsidiaries; (16) the effects of weather, especially in areas where the generation and transmission facilities of the Company are located and in areas served by SCANA’s subsidiaries; (17) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (18) payment and performance by counterparties and customers as contracted and when due; (19) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for generation and transmission; (20) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (21) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (22) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses, particularly in light of uncertainties with respect to legislative and regulatory actions surrounding recovery of Nuclear Project costs and the announced potential merger; (23) labor disputes; (24) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (25) inflation or deflation; (26) changes in interest rates; (27) compliance with regulations; (28) natural disasters, man-made mishaps and acts of terrorism that directly affect our operations or the regulations governing them; and (29) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

Capitalized terms not otherwise defined herein have the meanings as set forth in the Company’s most recent periodic report filed with the Securities and Exchange Commission.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended
	March 31,
	2018	2017
Operating Revenues:
Electric (1,2)	$546	$577
Gas-Regulated	361	322
Gas-Nonregulated	273	274
Total Operating Revenues	1,180	1,173

Operating Expenses:
Fuel Used in Electric Generation	159	136
Purchased Power	52	11
Gas Purchased for Resale	406	370
Other Operation and Maintenance	201	175
Impairment Loss (3)	4	-
Depreciation and Amortization	99	95
Other Taxes	70	66
Total Operating Expenses	991	853
Operating Income (Loss)	189	320

Other Income (Expense)
Other Income (1)	134	17
Other Expense	(10)	(14)
Interest Charges, Net	(97)	(87)
Allowance for Equity Funds Used During Construction	4	9
Total Other Income (Expense)	31	(75)

Income (Loss) Before Income Tax Expense	220	245
Income Tax Expense (Benefit)	51	74

Net Income (Loss)	$169	$171

Earnings (Loss) Per Share of Common Stock	$1.18	$1.19
Weighted Average Shares Outstanding (Millions):	143	143
Dividends Declared Per Share of Common Stock	$0.6125	$0.6125

Note (1): Pursuant to approval of the Public Service Commission of South Carolina, during the first quarter of 2018, SCE&G’s electric revenues were adjusted downward by $114 million (61 cents per share) in connection with fuel cost recovery and SCE&G concurrently recognized, within other income, $114 million (61 cents per share) of gains realized upon the settlement of certain interest rate derivative contracts. The impact of these events had no effect on net income.

Note (2): Abnormally mild weather decreased electric earnings by 4 cents per share in the first quarter of 2018, compared to significantly abnormally mild weather decreasing earnings by 24 cents per share in the first quarter of 2017, for a quarter over quarter increase of 20 cents per share.

Note (3): Impairment loss represents a further write-down of nuclear fuel which had been acquired for use in VC Summer Unit 2 and Unit 3 to its estimated fair value.

Earnings (Loss) per Share by Company:
(Unaudited)
	Quarter Ended
	March 31,
	2018	2017
SC Electric & Gas (1,2,3)	$0.89	$0.78
PSNC Energy	0.34	0.30
SCANA Energy	0.12	0.11
Corporate and Other	(0.17)	0.00
Earnings per Share	$1.18	$1.19

Variances in Earnings per Share:
(Unaudited)
Quarter Ended
March 31,
2017 Earnings per Share	$1.19

Variances:
Electric Revenue (1,2)	(0.17)
Fuel/Purchased Power	(0.34)
Natural Gas Revenue	0.20
Gas for Resale	(0.19)
Operations & Maintenance Expense	(0.14)
Interest Expense (Net of AFUDC)	(0.07)
Depreciation	(0.03)
Property Taxes	(0.02)
Other Income (1)	0.65
Effective Tax Rate Change	0.12
Impairment Loss (3)	(0.02)
Variances in Earnings per Share	(0.01)

2018 Earnings per Share	$1.18

Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Utility Plant, Net
Cost, Net of Accumulated Depreciation and Amortization	$10,484	$10,438
Goodwill	210	210
Total Utility Plan, Net	10,694	10,648
Nonutility Property and Investments, Net	575	474
Current Assets
Cash and Cash Equivalents	199	409
Receivables (net allowance for uncollectible accounts of $6 and $6)	864	968
Inventories	284	304
Other	100	170
Total Current Assets	1,447	1,851
Deferred Debits and Other Assets	5,868	5,766
TOTAL ASSETS	$18,584	$18,739

LIABILITIES AND EQUITY
Common Equity
Common Stock – no par value, 143 million shares outstanding for all periods presented	$2,389	$2,390
Retained Earnings	2,997	2,915
Accumulated Other Comprehensive Loss	(42)	(50)
Total Common Equity	5,344	5,255
Long-Term Debt, Net	6,001	5,906
Current Liabilities
Accounts Payable	266	438
Short-Term Borrowings	248	350
Current Portion of Long-Term Debt	727	727
Taxes Accrued	64	214
Interest Accrued	94	87
Customer Deposits and Customer Prepayments	206	112
Other	170	185
Total Current Liabilities	1,775	2,113
Deferred Credits and Other Liabilities
Deferred Income Taxes, net	1,315	1,261
Asset Retirement Obligations	572	568
Regulatory Liabilities	3,008	3,059
Pension and Postretirement Benefits	359	360
Other	210	217
Total Other Noncurrent Liabilities	5,464	5,465
Commitments and Contingencies	-	-
TOTAL LIABILITIES AND EQUITY	$18,584	$18,739

Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	2018	2017
Cash Flows From Operating Activities
Net Income	$169	$171
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities	(76)	138
Net Cash Provided From Operating Activities	93	309

Cash Flows From Investing Activities
Net Cash (Used For) Used For Investing Activities	(206)	(343)

Cash Flows From Financing Activities
Net Cash (Used For) Provided From Financing Activities	(97)	(162)

Net Increase in Cash and Cash Equivalents	(210)	(196)
Cash and Cash Equivalents, January 1	409	208
Cash and Cash Equivalents, March 31	$199	$12